Exhibit 99.1

NEWS RELEASE

SPX ANNOUNCES 2010 ANNUAL GUIDANCE

2010 Midpoint Earnings Guidance at $3.10 Per Share

Increases 2009 Free Cash Flow Expectations

CHARLOTTE, NC — January 20, 2010 — SPX Corporation (NYSE:SPW), today announced its 2010 annual financial guidance.

“During 2009, the global economic environment clearly weighed on customer demand in our key end markets.  Despite some encouraging signs of economic recovery that began to emerge late last year, we expect that pressure to continue into 2010, particularly in our mid-to-late cycle businesses, causing our recovery to lag that of the broader economy,” said SPX Chairman, President and Chief Executive Officer Christopher J. Kearney.  “We anticipate that we will see a bottoming out of the cycle for SPX in the first half of 2010 and the start of a recovery in the second half of the year.”

“We remain confident in the long-term drivers of our three core global end markets.  The benefits of our 2009 restructuring efforts, the strategic acquisitions we recently made to further enhance our Thermal and Flow businesses, and our continued expansion in key developing markets, such as India, have better positioned us for growth when our markets fully recover,” added Kearney.

“We also expect stronger free cash flow in 2009 than previously communicated,” he said. The company now anticipates that net cash from continuing operations will be in the range of $440 to $450 million with free cash flow** of $340 to $360 million.

SPX stated that it expects the following results in 2010:

•                  Revenues are expected to be from $4.8 to $5.0 billion, resulting in a decline of 1% to an increase of 4% compared to 2009*. Organic revenues** are expected to be down 1% to 6% from 2009, while completed acquisitions and the impact of currency fluctuations are expected to increase reported revenues by approximately 5%.

•                  Earnings from continuing operations are expected to be in the range of $2.90 to $3.30 per share.

•                  Net cash from continuing operations is expected to be in the range of $260 to $290 million. Free cash flow is expected to be between $160 and $200 million. This performance represents 100% to 125% conversion of expected net income.

SPX will discuss its 2010 guidance at a meeting with investors at 10:00 a.m. Eastern Time today.  The meeting will be held at The Pierre Hotel in New York and will be webcast. Both the webcast and a printable file of the slide presentation will be available in the Investor Relations section of the company’s website at www.spx.com. A replay of the webcast will be available until Wednesday, February 24, 2010.  In addition, the company expects to release its fourth quarter and full year 2009 financial results on Thursday, February 25, 2010.

SPX Corporation is a Fortune 500 multi-industry manufacturing leader. The company offers highly-specialized engineered solutions to solve critical problems for customers.

SPX is focused on providing solutions that support the expansion of global infrastructure, with particular emphasis on the growing worldwide demand for energy and power. Its innovative product portfolio, containing many energy efficient products, includes cooling systems for power plants throughout the world; custom engineered process equipment that assists a variety of flow processes including food and beverage manufacturing, oil and gas exploration, distribution and refinement and power generation; handheld diagnostic tools that aid in vehicle maintenance and repair; and power transformers that regulate voltage for electrical transmission and distribution by utility companies.

SPX is headquartered in Charlotte, North Carolina and has employees in over 40 countries worldwide. Visit www.spx.com. (NYSE: SPW)

* Variance from 2009 numbers based on estimates presented by SPX on October 28, 2009.

** Non-GAAP number. See attached financial schedule for reconciliation to most comparable GAAP number.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2008.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contact:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403
E-mail: investor@spx.com	jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(Unaudited; in millions)

FREE CASH FLOW RECONCILIATION

	Range for the twelve months ended December 31, 2009		Range for the twelve months ended December 31, 2010
	Low-end	High-end	Low-end	High-end

Net cash from continuing operations	$440.0	$450.0	$260.0	$290.0

Capital expenditures — continuing operations	(100.0)	(90.0)	(100.0)	(90.0)

Free cash flow from continuing operations	$340.0	$360.0	$160.0	$200.0

ORGANIC REVENUE RECONCILIATION

	Estimated for the year ended December 31, 2010
	Net Revenue Growth/(Decline)	Acquisitions	Foreign Currency	Organic Revenue Growth/(Decline)

Consolidated SPX Corporation	(1%) to 4%	3.5%	1.5%	(1%) to (6%)

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